PROSPECTUS SUPPLEMENT NO. 6

  Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated May 15, 2007)

       Registration No. 333-139119

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BROADCAST INTERNATIONAL, INC.

3,804,247 Shares of Common Stock

_____________________________________

This prospectus supplement amends and supplements our prospectus dated May 15, 2007 and any prior prospectus supplement(s) relating to 3,804,247 shares of our common stock that may be offered and sold from time to time for the account of the selling shareholders identified in the prospectus.  You should read this prospectus supplement in conjunction with the prospectus and any prior prospectus supplement(s).

This prospectus supplement is qualified in its entirety by reference to the prospectus and any prior prospectus supplement(s), except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplement(s).  The prospectus and any prior prospectus supplement(s) are to be delivered by the selling shareholders to prospective purchasers along with this prospectus supplement.

This prospectus supplement includes our attached Current Report on Form 8-K dated December 24, 2007, as filed with the Securities and Exchange Commission on December 26, 2007.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

You should rely only on the information contained in this prospectus supplement and the prospectus, including any prior prospectus supplement(s).  We have not authorized anyone to provide you with information different from that contained or referred to in this prospectus supplement or the prospectus, including any prior prospectus supplement(s).  This prospectus supplement and the prospectus, including any prior prospectus supplement(s), do not constitute an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, INCLUDING ANY PRIOR PROSPECTUS SUPPLEMENT(S).  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is December 26, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 24, 2007

BROADCAST INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

UTAH	0-13316	87-0395567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7050 Union Park Avenue, Suite 600, Salt Lake City, Utah
(Address of principal executive offices)

84047
(Zip code)

(801) 562-2252
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On December 24, 2007, Broadcast International, Inc. (the “Company”) completed a $15.0 million private placement of securities with an institutional investor.  Pursuant to the financing, the Company entered into various material agreements with the investor.  These agreements are identified and summarized below.  The following summary of such agreements is not necessarily complete and is qualified in its entirety by reference to the complete text of such agreements, including any attachments thereto, all of which agreements are included as exhibits to this Current Report on Form 8-K.

The Company entered into a securities purchase agreement dated as of December 21, 2007 with the investor listed on the Schedule of Buyers attached thereto, pursuant to which the Company, in exchange for $15,000,000 (less $937,500 of prepaid interest), issued and sold to the investor (i) 1,000,000 shares of the Company’s common stock, par value $0.05 per share, (ii) a 6.25% senior secured convertible promissory note in the principal amount of $15,000,000 which is convertible into shares of common stock, as discussed below, and (iii) a warrant which is exercisable to purchase shares of common stock, as discussed below.  The securities purchase agreement contains customary representation, warranties, covenants and indemnities for agreements of such type.

The Company entered into a registration rights agreement dated as of December 21, 2007 with the investor pursuant to which the Company has agreed to provide certain registration rights with respect to the shares of common stock, the shares of common stock issuable upon conversion of the note, the shares of common stock issuable as interest shares under the note and shares of common stock issuable upon exercise of the warrant under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.  The investor is entitled to demand registration of the above mentioned shares of common stock after six months from the closing of the securities purchase agreement in certain circumstances.  The registration rights agreement contains customary provisions and indemnities for agreements of such type.

In connection with the securities purchase agreement, the Company issued to the investor a 6.25% senior secured convertible promissory note, due December 21, 2010, in an aggregate principal amount of $15,000,000.  The note is convertible into shares of common stock at an initial conversion price of $5.45 per share, subject to anti-dilution adjustments for certain corporate transactions.  The note contains covenants, remedies and other provisions as are customary for agreements of such type.

Pursuant to the securities purchase agreement, the Company issued to the investor a warrant dated as of December 21, 2007 to purchase up to 1,875,000 shares of common stock.  The warrant has a term of five years and is exercisable for shares of common stock at a price of $5.00 per share, subject to anti-dilution adjustments for certain corporate transactions.  The warrant contains customary provisions for instruments of such type.

In connection with the securities purchase agreement, the Company entered into a security agreement dated as of December 21, 2007 with the investor, granting a first priority security interest in all of the property and assets of the Company and the Company’s subsidiaries to secure the Company’s obligations under the note and all other transaction agreements.  The security agreement contains covenants, remedies and other provisions as are customary for agreements of such type.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 24, 2007, the Company issued the note dated December 21, 2007 identified above in the principal amount of $15,000,000.  The information set forth under Item 1.01 above regarding the note is incorporated by reference into this Item 2.03.  Interest for the first 12 months was prepaid upon issuance of the note.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

The securities issued pursuant to the securities purchase agreement, as described in Item 1.01 above, were offered and sold to the investor in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.  The investor is an accredited investor as defined in Rule 501(a) of Regulation D and was fully informed regarding the investment.

Item 7.01 Regulation FD Disclosure

A.

Press Release

On December 24, 2007, the Company issued a press release announcing the securities purchase agreement and related transactions, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

B.

Roadshow Presentation

A copy of the investor roadshow presentation made in connection with the private placement is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

C.

Limitation on Incorporation by Reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.  The information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Securities Purchase Agreement dated as of December 21, 2007, by and among the Company and the investors listed on the Schedule of Buyers attached thereto.
10.2	Registration Rights Agreement dated as of December 21, 2007, by and among the Company and the buyers listed therein.
10.3	6.25% Senior Secured Convertible Promissory Note dated December 21, 2007 issued to the holder listed therein.
10.4	Warrant to Purchase Common Stock dated December 21, 2007 issued to the holder listed therein.
10.5	Security Agreement dated as of December 21, 2007, made by each of the parties set forth on the signatures paged thereto, in favor of the collateral agent listed therein.
99.1	Press Release dated December 24 2007.
99.2	Roadshow Presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADCAST INTERNATIONAL, INC.

Date: December 21, 2007	By:	/s/ Reed Benson
Reed Benson
Chief Financial Officer and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Securities Purchase Agreement dated as of December 21, 2007, by and among the Company and the investors listed on the Schedule of Buyers attached thereto.
10.2	Registration Rights Agreement dated as of December 21, 2007, by and among the Company and the buyers listed therein.
10.3	6.25% Senior Secured Convertible Promissory Note dated December 21, 2007 issued to the holder listed therein.
10.4	Warrant to Purchase Common Stock dated December 21, 2007 issued to the holder listed therein.

10.5	Security Agreement dated as of December 21, 2007, made by each of the parties set forth on the signatures paged thereto, in favor of the collateral agent listed therein.
99.1	Press Release dated December 24 2007.
99.2	Roadshow Presentation.

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